Exhibit 10.72

Deltek
13880 Dulles Corner Lane
Herndon, VA 20171-4600

703.734.8606
800.456.2009
703.734.0346 FAX

May 2, 2007

Carolyn Parent

16730 Whirlaway Court

Leesburg, VA 20176

Dear Carolyn,

As you are aware, Deltek, Inc. (the “Company”) has decided to modify its Change in Control provisions so that you are treated appropriately in the event of a Change in Control of the Company. Accordingly, the offer letter, dated February 8, 2006, between the Company and you (the “Offer Letter”), is hereby amended as follows:

1. The last proviso of Section 6 of the Offer Letter is deleted in its entirety and is replaced with the following:

“provided, however, that, notwithstanding Section 4 of the Stock Option Agreement, if your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successors without Cause or by you for Good Reason, these options will become vested and exercisable in full to the extent then unexercisable. For purposes of this letter, “Change in Control” will have the meaning set forth on Annex A hereto.”

2. Section 7 of the Offer Letter is deleted in its entirety and is replaced with the following:

“7. At-Will Employment; Severance. You will have no set term of employment, and your employment will be at will.

If your employment is terminated before a Change in Control either by the Company without Cause or by you for Good Reason, then the Company shall continue to pay you your then current base salary as of the date of termination for six months thereafter. In addition, upon any termination that entitles you to the foregoing severance benefits, the Company will also continue your coverage under the Company’s medical benefit plan for twelve months at the active-employee premium rate.

If your employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successors without Cause or by you for Good Reason, then the Company shall: (1) continue to pay you your then current base salary as of the termination date for 18 months thereafter, (2) pay you 150% of your then current target annual bonus (based on your target annual bonus in effect in the period in which you are terminated), and (3) continue your medical coverage under the Company’s medical benefit plan for 18 months at the active-employee premium rate.

The continuation of base salary will be paid in substantially equal installments over the 18-month severance period in accordance with the Company’s standard payroll practices with respect to active employees, but not less frequently than monthly. The payment of your bonus will be made in a lump sum at such time as bonuses are generally paid to employees during the period in which you are terminated. Notwithstanding the preceding two sentences, if Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), would cause the imposition of an excise tax on the salary continuation severance payment or bonus award severance payment if paid as aforesaid, then payment of the salary continuation severance payment and bonus award severance payment shall be ordered so as to avoid the imposition of the excise tax, as follows: (i) as much of the bonus award severance payment as may be paid without the imposition of the excise tax shall be paid as aforesaid, and any remaining portion of the bonus award severance payment shall be paid upon the day following the six-month anniversary of the termination date; and (ii) if any installments of the salary continuation payment may be paid (in whole or in part) as aforesaid without the imposition of the excise tax, then such installments shall be paid as aforesaid, and the remaining installments shall commence upon the day following the six-month anniversary of the termination date, and the first installment paid upon the day following the six-month anniversary of the termination date shall include all portions of the salary continuation severance payment that would have been paid but for the application of Section 409A to the salary continuation severance payment. The Company’s obligations to make any payments and (if applicable) continue the medical coverage as set forth above is conditioned upon: (x) your execution and delivery of, and your continued compliance with the obligations under, the Noncompetition Agreement, the form of which is attached as Annex B, and (y) your execution, delivery and non-revocation of a valid and enforceable general release of claims substantially in the form attached as Annex C.

For purposes of this letter, “Cause” and “Good Reason” will have the meanings set forth on Annex A hereto.”

3. The Offer Letter is further amended by adding a new Section 9 to the Offer Letter immediately following Section 8, as follows:

“9. Effect of Section 280G. Notwithstanding any provision in this letter or any other plan, program or arrangement of the Company to the contrary, payments to be made to you in the event of a change in ownership or effective control of the Company or a substantial portion of its assets (within the meaning of Section 280G(b)(2) of the Code and the regulations promulgated thereunder) shall be reduced, but only if and to the extent that a reduction in the payments to you would result in your retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the excise tax payable under Section 4999 of the Code) than if you received the entire amount of such payments without reduction. If the payments are to be reduced as aforesaid, then, unless you give prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate such payments (x) by first reducing or eliminating the portion of such payments which is not payable in cash (other than that portion of such payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of such payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of such payments (whether payable in cash or not payable in cash) to which Treasury Regulation Section 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change in Control. Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.”

4. Annex A to the Offer Letter is deleted in its entirety and is replaced with Annex A to this letter, and the definitions of “Cause,” “Change in Control” and “Good Reason” in the Offer Letter shall have the meanings set forth on Annex A to this letter (it being noted that “Cause” and “Change in Control” have the same definitions as set forth in Annex A to the Offer Letter).

5. In addition, the last proviso in Section 4.1 of (i) the Stock Option Agreement, dated December 20, 2006, between the Company and you (with respect to your option to purchase 135,000 shares of Common Stock of the Company) and (ii) the Stock Option Agreement, dated December 20, 2006, between the Company and you (with respect to your option to purchase 14,623 shares of Common Stock of the Company), is deleted in its entirety and is replaced with the following:

“provided, however, that notwithstanding the foregoing schedule as to exercisability, in the event of a Change in Control occurring while the Optionee is employed by the Company, the Option shall become exercisable in full to the extent then unexercisable if the Optionee’s employment is terminated on the date of or within 18 months following a Change in Control either by the Company or its successor without Cause or by the Optionee for Good Reason. For purposes of the foregoing proviso, the terms “Cause,” “Change in Control” and “Good Reason” shall have the meanings set forth in the letter, dated as of May 2, 2007, between the Company and the Optionee.”

No other terms or conditions of your employment shall be deemed modified or amended by the execution of this letter.

Please confirm your agreement to the foregoing terms and conditions by signing this letter below and returning a copy to me by no later than May 7, 2007. A second copy of this letter is enclosed for your files.

Very truly yours,

DELTEK, INC.

/s/ Kevin T. Parker
By:	Kevin Parker
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Carolyn Parent	May 7, 2007
Carolyn Parent	Date

Annex A

Definitions

“Cause” shall mean (A) a conviction of you for the commission of a felony, (B) a commission by you of one or more acts involving fraud or gross misconduct that cause material damage to the Company, (C) a material violation by you of the Noncompetition Agreement or (D) your breach of any material terms of this letter and such breach is not cured within 30 days after written notice by the Company to you identifying such breach. Prior to terminating your employment for Cause pursuant to clause (D), you shall be given (1) a written notice of such determination setting forth the nature of such alleged Cause item and specifically stating the corrective action required, (2) a reasonable opportunity to meet with the Board (with the assistance of your counsel if you so elect) to discuss such item and required corrective action and (3) a reasonable opportunity to take the required action and cure such item.

A “Change in Control” will have occurred if (A) any third party not affiliated with New Mountain Partners II, L.P., New Mountain Affiliated Investors II, L.P. or Allegheny New Mountain Partners, L.P. or any of their affiliates (collectively, “New Mountain”), but excluding the deLaski Shareholders (as defined in the Shareholders’ Agreement, dated as of April 22, 2005, to which (among others) the Company and New Mountain are parties), owns, directly or indirectly, more voting capital stock of the Company than New Mountain owns or (B) a third party not so affiliated has or obtains the right to elect a majority of the Board.

“Good Reason” shall mean (A) (x) a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you or (y) any reduction, without your written consent, of your compensation (including, without limitation, your annual base salary or target annual bonus opportunity) (provided, however, that, neither a change in your reporting responsibilities nor the Company ceasing to be a publicly registered company shall in itself constitute Good Reason unless as a result thereof there is a material reduction, without your written consent, of the nature and scope of the authorities, powers, functions or duties assigned to you), (B) the Company’s requiring you, without your prior written consent, to change the office location at which you are based which results in your having a commute to such location from your residence in excess of 75 miles or in excess of 120% (in miles) of your commute immediately prior to the date of such change of location, whichever is greater, or (C) the Company’s breach of any material terms of your employment or this letter, and, in the case of clause (A) or (C), such reduction or breach is not cured within 30 days after written notice by you to the Company identifying such reduction or breach. In order to constitute termination for Good Reason, you must terminate your employment within 60 days after the basis for such termination becomes known to you (or, in the case of clause (A) or (C), within 30 days after the Company has failed to cure such reduction or breach).